Exhibit 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX CORPORATION ANNOUNCES EXECUTIVE APPOINTMENTS

CHICAGO, IL, June 12, 2012 – GATX Corporation (NYSE:GMT) today announced a number of executive appointments that will focus resources in key areas.

James F. Earl is appointed executive vice president and president – GATX Rail International. In this role, Mr. Earl will continue to have oversight of GATX Rail Europe and assumes responsibility for GATX India Private Limited and all emerging rail markets.

As a result of Mr. Earl’s appointment, two North American rail executives, Thomas A. Ellman, senior vice president and chief commercial officer, and Nicholas J. Matthews, vice president and group executive – railcar operations, will now report directly to Mr. Kenney.

Robert C. Lyons, chief financial officer, is appointed executive vice president. In addition to his current responsibilities, Mr. Lyons will assume responsibility of the Portfolio Management segment.

Deborah A. Golden, general counsel and secretary, is appointed executive vice president. In addition to her current responsibilities, Ms. Golden will assume responsibility for GATX’s audit and compliance activities.

Brian A. Kenney, president and chief executive officer of GATX said, “The creation of Jim’s position is reflective of GATX’s increasing focus on international rail growth. Our commitment to developing a presence in emerging rail markets is demonstrated by our recently announced rail investment in India. Jim’s wealth of experience in the rail industry makes him ideally suited to lead these efforts as we further develop our international presence.”

COMPANY DESCRIPTION

GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for 114 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.

FOR FURTHER INFORMATION CONTACT:

Jennifer Van Aken

Director, Investor Relations

GATX Corporation

312-621-6689

jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(06/12/12)